Exhibit 10.4

PROMETHEUS BIOSCIENCES, INC.

ANNUAL INCENTIVE PLAN

1.	PURPOSE

This Annual Incentive Plan (the “Plan”) is intended to provide an incentive for eligible employees of Prometheus Biosciences, Inc. (the “Company”) to perform to the best of their abilities, to further the growth, development and financial success of the Company, and to enable the Company to attract and retain highly qualified employees.

2.	PARTICIPANTS

All employees of the Company and its subsidiaries meeting the eligibility requirements set forth in this Section 2 shall be eligible to receive a bonus award (an “Award”) hereunder (each such eligible employee, a “Participant”). To receive an Award under the Plan with respect to any Incentive Plan Year (as defined below), a Participant must:

(a)Be an “Active” employee as of the date of payment of his or her Award. For purposes of this Plan, “Active” shall mean an employee who is actively employed by the Company, including an employee on an approved leave of absence, such as medical, personal or military leave, but not an employee who has been moved to “inactive” status.

(b)Be a “Regular Full-Time Employee” at the end of the relevant Incentive Plan Year. For purposes of this Plan, “Regular Full-Time Employee” shall mean an employee who is regularly scheduled to work at least 30 hours per week. The preceding hours requirement will be prorated for employees out on a medical leave of absence covered by the federal Family and Medical Leave Act or similar state law. Temporary or seasonal employees, interns, independent contractors and consultants are ineligible to participate in the Plan.

(c)Unless otherwise agreed in a written agreement with the Company, have been an eligible employee for at least three consecutive months prior to the end of the relevant Incentive Plan Year.

(d)Be an employee in good standing (e.g., not on a performance improvement plan) as of the last day of the Incentive Plan Year or the date the Awards are paid.

(e)Not engage in and/or be involuntarily terminated as a result of serious misconduct (e.g., theft, dishonesty, workplace violence) or a violation of Company policy during the Incentive Plan Year or prior to the payment of his or her Award, as determined by the Company.

(f)Not be eligible for an annual incentive for the applicable Incentive Plan Year under any other annual incentive program maintained by the Company, including without limitation, the Company’s incentive compensation plans maintained for field sales personnel, including territory managers, regional business directors, senior area directors, national account directors and market development directors.

3.	THE COMMITTEE

The Plan shall be administered by a committee (the “Committee”) of the Board of Directors of the Company (the “Board”), which shall be appointed by the Board. Initially, the Compensation Committee of the Board shall constitute the Committee. The Committee shall have the discretion and authority to (a) administer and interpret the Plan, including the authority to establish one or more bonus programs under the Plan from time to time containing such terms and conditions as the Committee may determine or deem appropriate in its discretion, and (b) delegate authority to administer the Plan with respect to Awards to employees at or below the level of Senior Vice President to the Company’s Chief Executive Officer (“Non-Executive Participants”).

4.	PERFORMANCE GOALS and weightings

The Plan is intended to provide incentive for the achievement of approved annual corporate and individual objectives (the “Performance Goals”) with respect to each calendar year during the term of the Plan (each an “Incentive Plan Year”), with the weighting of the various objectives to be approved by the Committee.  The relative weight between the corporate and individual Performance Goals will vary based on levels within the organization. The weighting may be reviewed annually by the Committee and adjusted, as necessary or appropriate.

5.	TARGET AWARD PERCENTAGES

Each Participant will be assigned a “Target Award Percentage” based on his or her job classification and responsibilities. A Participant’s Target Award Percentage for any given Incentive Plan Year will be based on his or her job classification for such Incentive Plan Year (and in the event of a change in job classification during an Incentive Plan Year, such Participant’s Target Award Percentage shall be prorated to reflect the applicable Target Award Percentages in effect for such year based on the period of time in each such classification). The Target Award Percentages may be reviewed annually by the Committee and adjusted as necessary or appropriate. A “Target Award” for each Participant for each Incentive Plan Year will be determined by multiplying his or her “Target Award Percentage” by his or her base salary as of December 31 of such Incentive Plan Year.

6.	PERFORMANCE MEASUREMENT.

For each Incentive Plan Year, the Committee will determine the achievement levels for each corporate Performance Goal applicable to each Award and the achievement levels for each individual Performance Goal for the Participants with a title above Senior Vice President (upon the recommendation of the Company’s Chief Executive Officer). The Company’s Chief Executive Officer will determine the achievement levels for each individual Performance Goal applicable to each Award to Non-Executive Participants (upon the recommendation of the Participant’s manager).  The achievement levels for corporate and individual Performance Goals shall be expressed as a percentage and may exceed 100%.

7.	AWARD CALCULATIONS

The actual Award for a Participant will be calculated by allocating the Target Award for such Participant between the corporate and individual weightings for the relevant Incentive Plan Year, and then applying the corresponding corporate and individual achievement levels to each such amount, respectively.  Award calculations will be based on a Participant’s base salary as of the last day of the applicable Incentive Plan Year.  Unless otherwise determined by the Committee, a Participant’s maximum Award under the Plan shall not exceed 200% of his or her Target Award.

A Participant who has been an eligible employee for less than a year, but who is an eligible employee for at least three months prior to the end of an Incentive Plan Year and remains continuously employed through the end of such Incentive Plan Year, will receive a pro-rata Award based on the portion of the Incentive Plan Year he or she was an eligible employee. Award payments may also be prorated for any time during an Incentive Plan Year an otherwise eligible employee was not classified as an Active employee or Regular Full-Time Employee during such Incentive Plan Year, in the discretion of the Committee. Other than as stated above, Awards will not be prorated for partial year service.

The Committee may, in its discretion, increase, reduce or eliminate an Award otherwise payable to any Participant. Any such increase, reduction or elimination may be made based on such objective or subjective determinations as the Committee determines appropriate.

8.	PAYMENT OF AWARDS

The payment of Awards under the Plan shall be made on any date or dates determined by the Committee during the calendar year following the Incentive Plan Year to which such Awards relate and shall be subject to such terms and conditions as may be determined by the Committee in its sole discretion. As provided in Section 2, a Participant must be an Active employee of the Company or its subsidiaries and in good standing as of the date on which the Award is paid in order to be entitled to receive such Award. If a Participant dies or a Participant’s employment is terminated for any reason prior to the payment of his or her Award, the payment of any Award (and in the case of death, the person or persons to whom such payment shall be made) shall be determined at the sole discretion of the Committee (or, in the case of Non-Executive Participants, the Chief Executive Officer).

Any Award that becomes payable under the Plan may be paid in the form of cash, shares of the Company’s common stock, stock options or other equity-based awards or a combination of the foregoing, as determined by the Committee in its sole discretion. To the extent that the Committee determines to pay an Award in the form of shares of the Company’s common stock or equity-based awards, such shares or awards shall be awarded under the Company’s equity award plan, as amended from time to time, and shall be subject to the terms and conditions thereof.

The Plan is not the exclusive means for the Committee to award incentive compensation to Participants and does not limit the Committee from making additional discretionary incentive awards.

9.	AMENDMENT, SUSPENSION AND TERMINATION

The Company may amend, suspend or terminate the Plan at any time in its sole discretion. Such discretion may be exercised any time before, during, and after the Plan year is completed. In the event of the Plan’s termination prior to the payment of an Award, such Award will not be payable under this Plan. Such discretion may be exercised any time before, during and after the Incentive Plan Year is completed. No Participant shall have any vested right to receive any payment until actual delivery of such compensation.

10.	SECTION 409a

Awards are not intended to constitute a deferral of compensation subject to Section 409A of the Internal Revenue Code (the “Code”) and are intended to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder.  Accordingly, to the extent necessary to cause Award payments hereunder to satisfy the “short-term deferral” exemption under Section 409A of the Code and the Treasury Regulations issued thereunder, an Award payment shall be made not later than the later of: (a) the fifteenth day of the third month following the Participant’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture, or (b) the fifteenth day of the third month following the Company’s first taxable year in which the Award is no longer subject to a substantial risk of forfeiture; provided, however, that if due to administrative reasons Awards are not paid within the foregoing time periods, then such Awards will be paid as soon as administratively feasible but no later than the last day of the calendar year following the end of the Incentive Plan Year to which such Awards relate.

11.	MISCELLANEOUS

The Company shall deduct all federal, state, and local taxes required by law or Company policy from any Award paid hereunder. In no event shall the Company be obligated to pay to any Participant an Award for any period by reason of the Company’s payment of an Award to such Participant in any other period, or by reason of the Company’s payment of an Award to any other Participant or Participants in such period or in any other period. This Plan does not, and Company policies and practices in administering this Plan do not, constitute an express or implied contract or other agreement concerning the payment of any Award or the duration of any Participant’s employment with the Company. The employment relationship of each Participant is “at will” and may be terminated at any time by the Company or by the Participant, with or without cause. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company. No rights of any Participant to payments of any amounts under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated. All rights with respect to an Award granted to a Participant under the Plan shall be available during his or her lifetime only to the Participant. The Plan shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California (without regard to principles of conflicts of law).

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